Delaware

The First State

    I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF

DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF

THE CERTIFICATE OF INCORPORATION OF “SKYLYFT MEDIA NETWORK, INC.”.

FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF DECEMBER, A.D. 2003,

AT 3:33 O’CLOCK P.M.

    A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW

CASTLE COUNTY RECORDER OF DEEDS.

                  /s/ Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

 3742106 8100

 030819320                                      AUTHENTICATION: 2852554

                                                         DATE: 01-06-04

State of Delaware

Secretary of State

Division of Corporations

Delivered 03:34 PM

FILED 03:33 PM 12/18/2003

SRV 030819320 — 3742106 FILE

CERTIFICATE OF INCORPORATION

OF

SKYLYFT Media Network, Inc.

FIRST: The name of the corporation is SKYLYFT Media Network, Inc.

SECOND: The registered office of the corporation in the State of Delaware is located at 800 Delaware Avenue, City of Wilmington, County of New Castle, 19801. The registered agent of the corporation at that address is Delaware Corporations LLC.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock [bat the corporation is authorized to issue is seven-five million (75,000,000) shares consisting of sixty five million (65,000,000) shares of Common Stock having a par value of $0.001 per share, and ten million (10,000,000) shares of Preferred Stock, having a par value of $0.001 per share.

The Preferred Stock shall be issuable in one or more series or classes within a series, with each series or class to consist of such number of shares and to have such name, powers, designations, preferences and relative, participating, optional or other rights, if any, and such qualifications, limitations or restrictions thereof, if any as shall be provided in a resolution or resolutions adopted by the board of directors. In furtherance ar4 not in limitation of the foregoing, the board of directors is expressly authorized to fix the voting rights, if any, of any series or class of series of Preferred Stock,

The number of authorized shares of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the bylaws.

Document #: 101777-1

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01/06/2004 14:45  FAX 3026528597                                                                    DELAWARE CORP                                                                                                                        003

                        SEVENTH: Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigate, by reason of the fact that he or she, or a person of whom lie or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is any alleged action in an official capacity as director, officer or representative, or in any other capacity while serving as a director, officer or representative, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid In settlement) reasonably incurred or suffered by him or her in connection therewith; provided, however, that the corporation shall indemnify any such person iii connection with any action, suit or proceeding (or part thereof) initiated, by such person only if such action, suit or proceeding (or part thereof) was authorized by the board of directors of the corporation. Such right shall be a contract right and shall include the right to be paid by the corporation expenses incurred in defending any action, suit or proceeding in advance of its final disposition upon delivery to the corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced unless it should be determined ultimately that such person is entitled to be indemnified under this Article SEVENTH or otherwise.

                        The rights conferred by this Article SEVENTH shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

                        EIGHTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except fox liability (a) for any breach of the director’s duty of loyalty to the corporation or Its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of’ Jaw, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit, it being the intention of this Article EIGHTH that a director of the corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                        NINTH: The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the

Document #: 101777-1

97006

01/06/2004 14:45  FAX 3026528597                                                                    DELAWARE CORP                                                                                                                        004

1aws of the State of Delaware. Alt rights herein conferred arc granted subject to this reservation.

                            TENTH: The incorporator is Delaware Corporations LLC, whose mailing address is 800 Delaware Avenue, P.O. Box 8702, Wilmington, DE 19899.

                            THE UNDERSIGNED: being the sole incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate of Incorporation, does certify that the facts herein stated are true, and has caused this Certificate of Incorporation to be duly executed by an authorized officer this 18th day of December, 2003.

DELAWARE CORPORATIONS LLC,

Sole Incorporator

BY: /s/ Robin CL Brook

Robin CL Brook Vice President

Document #: 101777-1

97006